Filed Pursuant to Rule 433

Registration Nos. 333-285582 and 333-285582-04

*PRICING DETAILS* $1.017BN+ (Offered) Carvana Prime Auto Loan (CRVNA 2026-P1)

Active Joint Bookrunners : BNP Paribas (Str), Barclays, Citi

Passive Joint Bookrunners: Deutsche Bank, Santander, Wells Fargo

Co Manager: Atlas SP

--- Anticipated Capital Structure ---

CLS	TOTAL($MM)	OFFRD($MM)	WAL*	S/F**	P.WIN*	E.FNL*	L.FNL	BENCH	SPRD	YLD(%)	CPN($)	$PX
==========================================================================================================================
A-1	120.290	114.275	0.21	A-1+/F1+	01-05	08/26	03/27	I-CRV	+25	3.930	3.930	100.00000
A-2	309.000	293.550	1.00	AAA/AAA	05-20	11/27	06/29	I-CRV	+58	4.136	4.10	99.99932
A-3	309.000	293.550	2.30	AAA/AAA	20-37	04/29	02/31	I-CRV	+71	4.308	4.26	99.97863
A-4	199.980	189.981	3.67	AAA/AAA	37-53	08/30	07/32	I-CRV	+74	4.397	4.35	99.97558
B	43.080	40.926	4.57	AA/AA	53-58	01/31	07/32	I-CRV	+110	4.813	4.76	99.97785
C	47.280	44.916	5.07	A/A	58-65	08/31	08/32	I-CRV	+160	5.348	5.28	99.95862
D	22.070	20.966	5.47	BBB/BBB	65-66	09/31	03/34	I-CRV	+195	5.738	5.67	99.99745
N^	20.800	19.760	0.45	BB-/BB	01-11	02/27	03/34	I-CRV	+180	5.457	5.39	99.99751
R^	52.957(MV)	50.309+(MV)
==========================================================================================================================

*Based on 1.30% ABS Pricing Speed to 2% Call

^Based on Case 2 assumptions outlined in the Class N OM and Certificate PPM

**Expected Ratings

--- Transaction Details ---

* Total Size : $1,071,500,000 (No Grow)

* Offered Size : $1,017,924,000 (No Grow)

* Bloomberg Ticker : CRVNA 2026-P1

* Expected Ratings : S&P / FITCH

* Format : A-D: SEC Registered | N: 144A

* Pricing Speed : 1.30% ABS Pricing Speed to 2% Call

* Min. Denoms : A-D: $1K x $1K | N: $1.0MM x $1K

* RR Compliant : US: Yes | EU: No | UK: No

* Expected Pricing : PRICED

* Expected Settlement : 03/17/26

* First Pay Date : 04/10/26

* ERISA : A-D: Yes | N: No

* Bill & Deliver : BNP Paribas

--- Available Materials ---

* Preliminary Prospectus & Ratings FWP (attached)

* Class N Preliminary Offering Memorandum (attached)

* Intex CDI (attached)

* Intexnet Dealname : bpcrvna26p1_mkt ; Password: ABK4

* Deal Roadshow : https://dealroadshow.com ; Passcode: CRVNA2026-P1

--- CRVNA 2026-P1 CUSIPs/ISNS ---

Class A-1:

SEC: 14689F AA3 / US14689FAA30

Class A-2:

SEC: 14689F AB1 / US14689FAB13

Class A-3:

SEC: 14689F AC9 / US14689FAC95

Class A-4:

SEC: 14689F AD7 / US14689FAD78

Class B:

SEC: 14689F AE5 / US14689FAE51

Class C:

SEC: 14689F AF2 / US14689FAF27

Class D:

SEC: 14689F AG0 / US14689FAG00

Class N:

144A:14689F AH8 / US14689FAH82

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This message is for information purposes only. Do not disclose, distribute or reproduce without BNP Paribas’ written permission. Nothing herein constitutes a confirmation of trade terms, an offer or advice. BNP Paribas does not guarantee the accuracy or completeness of any information contained herein and accepts no fiduciary duty or liability for any loss in relation hereto. Any opinion or forecast herein is subject to change and should not be considered objective or unbiased. This summary information is not a research report nor prepared by BNP Paribas’ Research area. This message is not intended for retail clients nor for use by any person or entity in any jurisdiction where the distribution or use of such information would be contrary to relevant laws or regulations. For a full description of the securities detailed above, reference should be made to the related prospectus or other offering document. The securities detailed above have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, United States persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. BNP Paribas Securities Corp., a subsidiary of BNP Paribas, is a U.S. broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange.